EXHIBIT 23.2

Total S.A.

Registered office: 2, place de la Coupole – La Défense 6 – 92400 Courbevoie

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 17, 2005, except for Note 3 which is as of April 18, 2005 with respect to the consolidated balance sheets of Total S.A. (“Total”) and its subsidiaries as of December 31, 2004, 2003 and 2002, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 20-F of Total and refers to the Company’s adoption in 2003 of the Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations”, incorporated by reference in this Pre-Effective Amendment No. 5 to the Registration Statement on Form F-3 (File Nos. 333-104463/333-104463-01) and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG Audit

Paris La Défense,
August 3, 2005
KPMG Audit
A division of KPMG S.A.